EXHIBIT 99.1

Northwest Bancorporation, Inc. Announces Third Quarter Financial Information

SPOKANE, Wash., Oct. 20, 2003 (PRIMEZONE) -- Northwest Bancorporation, Inc. (OTCBB:NBCT) President & CEO Randall L. Fewel today announced third quarter after-tax earnings for the company of $505,996 which is a 14.1% improvement over the same quarter last year ($443,602). Fewel reported that year-to-date earnings for the nine months ending September 30, 2003 are $1,282,773. This is a 22.7% increase over the $1,045,309 the Company earned during the same period last year.

Fully diluted earnings per share for the third-quarter improved from $0.23 to $0.26 per share. For the nine months, year-to-date, earnings per share improved from $0.55 to $0.67 per share. Prior year per share results have been adjusted to account for a five-percent stock dividend paid in June 2003. Annualized return on average assets in 2003 reports at 0.82%, with return on average equity reporting at 9.74%.

Total assets for the company were $201.8 million on September 30, 2003, a $6.3 million reduction (3.0%) when compared to total assets of $208.1 million reported on September 30, 2002.

Northwest Bancorporation, Inc. is the parent company of Inland Northwest Bank (the "Bank"), which also is reporting excellent growth in earnings for the quarter and year-to-date. For the nine-months ending September 30, 2003, the Bank reported 31.7% higher earnings this year over last year ($1,327,557 compared to $1,008,007). The Bank reported net outstanding loans, including mortgage loans held for sale, of $147.4 million on September 30, 2003, a $10.6 million (7.7%) increase when compared with September 30, 2002. Deposits of $157.7 million represent a reduction of $7.8 million (4.7%) when compared to the same point in time last year.

Fewel expressed satisfaction with year-to-date results, noting that the Bank is on track to achieve several goals that were established for 2003. Primary among those are improvement to Bank profitability and managing and improving credit quality during a time when the economy is less than robust. Mr. Fewel observed that the Bank continues to see strong results from its mortgage department, which closed $27.6 million in residential mortgage loans during the third-quarter 2003, compared to $16.4 million in the same quarter of 2002. Net interest income (after provision for loan losses) has increased about 3.0% over the prior year, despite pressure on the Bank's net interest margin due to the current low interest rate environment. Non-interest income has increased 14.3% over last year while Non-Interest Expense has increased just 0.7%. Non-performing assets have been significantly reduced from a year ago, enabling the Bank to lower its provision for potential loan losses by $247 thousand year-to-date.

Although deposits and total assets are slightly below last year, Mr. Fewel indicated this is the result of fewer quality investment opportunities this year. "As a community bank," he said, "our preferred investment option is commercial loans. Over the first half of the year, we found the opportunity to book high quality loans at reasonable terms to be limited. During the third quarter, loan volume has picked up considerably and we have built a substantial pipeline of pending loans. As we grow the loan portfolio we can be more aggressive in the acquisition of new deposits which will also help grow the balance sheet."

Note: This press release contains "forward-looking statements" within the meaning of federal securities law, including statements concerning loan and deposit growth expected during the latter part of the current year, business strategies and their intended results, and similar statements concerning expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions, demand for financial services, competitive conditions in the financial markets, and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

CONTACT:  Northwest Bancorporation, Inc.
          Randall L. Fewel, President & CEO
          (509) 456-8888